NATIONSBANK CORPORATION
                           KEY EMPLOYEE DEFERRAL PLAN
                (as amended and restated effective July 1, 1996)

         THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed as of the 1st day of July, 1996 by NATIONSBANK CORPORATION, a North Carolina corporation (the "Corporation").

                              Statement of Purpose

         The Corporation maintains the NationsBank Corporation Key Employee Deferral Plan (the "Plan"), pursuant to which certain of its employees may defer payment of certain annual incentives in accordance with the terms and provisions set forth herein. The Plan provides that amounts deferred under the Plan are credited with earnings based on the 30-year Treasury bond rate. The Corporation desires to amend the Plan effective July 1, 1996 to give participants under the Plan a choice between the 30-year Treasury bond rate and a rate that "mirrors" the participant's investment results under The NationsBank Retirement Savings Plan. The Corporation believes that such amendment can best be effected by amending and restating the Plan in its entirety effective as of July 1, 1996. In accordance with paragraph 6 of the Plan, such amendment and restatement of the Plan has been approved by the Compensation Committee of the Board of Directors of the Corporation.

         NOW, THEREFORE, the Plan is hereby amended and restated in its entirety to consist of the following paragraphs 1 through 9 effective as of the date hereof:

1.       Name:

         This plan shall be known as the "NationsBank Corporation Key Employee Deferral Plan" (the "Plan").

2.       Purpose and Intent:

         The Corporation established this Plan effective October 1, 1994 for the purpose of providing certain of its key employees with the opportunity to defer payment of certain annual incentives. This amendment and restatement is effective July 1, 1996. It is the intent of the Corporation that amounts deferred under the Plan by an employee shall not be taxable to the employee for income tax purposes until the time actually received by the employee. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.       Definitions:
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         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Account" means the account established and maintained on the books of the Corporation to record a Participant's interest under the Plan attributable to amounts credited to the Participant pursuant to paragraph 5(c) below, as adjusted from time to time pursuant to the terms of the Plan.

         (b) "Annual Incentive Award" means, with respect to a Participant, any annual incentive award payable to such Participant pursuant to (i) the Corporate Management Incentive Plan and (ii) any other incentive compensation plan of the Corporation or any of its Subsidiaries approved for purposes of this Plan by the Plan Administrator.

         (c)      "Claim" means a claim for benefits under the Plan.

         (d)      "Claimant" means a person making a Claim.

         (e) "Compensation Committee" means the committee of individuals who are serving from time to time as the Compensation Committee of the Board of Directors of the Corporation.

         (f) "Corporate Benefits Committee" means the committee of individuals who are serving from time to time as the members of the NationsBank Corporation Corporate Benefits Committee.

         (g) "Corporate Personnel Group" means the group of employees designated as such from time to time by the Corporation.

         (h) "Eligible Employee" means a Key Employee of the Corporation who has been designated as eligible to become a Participant in the Plan by a member of the Management Compensation Committee as provided in paragraph 5(a) below.

         (i) "Key Employee" means a regular employee of the Corporation or any of its Subsidiaries who is an officer of the Corporation or its Subsidiaries, as determined by the Plan Administrator, and who, in the opinion of the Plan Administrator, has demonstrated a capacity for contributing materially to the success of the business and operations of the Corporation and its Subsidiaries.

         (j) "Management Compensation Committee" means the committee of individuals who are serving from time to time as the NationsBank Corporation Management Compensation Committee.

         (k) "Mirror Rate Method" means a method for determining the adjustment to a Participant's Account for a month such that the level of investment return for the Account for such month substantially equals the aggregate level of investment return for such month of all of the Participants's accounts under The NationsBank Retirement Savings Plan (the "Savings Plan") that are invested in the Investment Trust under the Savings Plan other than amounts mandatorily invested in the common stock of the Corporation under the Investment Trust. For this purpose, amounts shall be deemed to be mandatorily invested in the common stock of the Corporation even if the Participant is eligible to make a diversification election under the Savings Plan with respect to such common stock. However, once such a diversification election is in fact made by a Participant, amounts transferred out of such mandatorily invested account in accordance with such election shall be included in determining the aggregate level of investment return under the Mirror Rate Method for the Participant from and after the effective date of such election.

         (l) "Participant" means an Eligible Employee who has elected to participate in the Plan as provided in paragraph 5(b) below.

         (m) "Plan Administrator" means the Corporate Personnel Group, or such other person or entity designated as the "Plan Administrator" for purposes of the Plan by the Compensation Committee.

         (n) "Plan Year" means the twelve (12) month period beginning January 1 and ending December 31.

         (o) "Single Sum Value" of the Account of a Participant who is receiving annual installments pursuant to paragraph 5(g) means the single sum present value of the installments determined as of the relevant determination date using for such purpose as the discount rate the same rate that was used in calculating the amount of the installments pursuant to paragraph 5(g) below.

         (p) "Subsidiary" means (i) any corporation more than fifty percent (50%) of whose outstanding voting capital stock is owned by the Corporation,
(ii) any corporation at least eighty percent (80%) of whose outstanding voting capital stock and at least eighty percent (80%) of each class of whose outstanding non-voting capital stock is owned by a corporation more than fifty percent (50%) of whose outstanding voting capital stock is owned by the Corporation, (iii) any corporation at least eighty percent (80%) of whose outstanding voting capital stock and at least eighty percent (80%) of each class of whose outstanding non-voting capital stock is owned by a corporation described in clause (ii) above, or (iv) any other corporation or other business entity affiliated with the Corporation that is designated by the Plan Administrator as a Subsidiary for purposes of the Plan.

         (q) "30-Year Treasury Rate Method" means a method for determining the adjustment to a Participant's Account for a month such that the level of investment return of the Account for such month substantially equals the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Plan Administrator.

4.       Administration:

         The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       Operation:

         (a) Eligibility. The individuals who serve from time to time as the members of the Management Compensation Committee, in their sole and exclusive discretion, shall determine which Key Employees shall be Eligible Employees for a Plan Year.

         (b) Elections to Defer. An Eligible Employee may become a Participant in the Plan by irrevocably electing, on a form provided by the Plan Administrator, to defer all or a portion of the Eligible Employee's Annual Incentive Award for a given Plan Year; provided, however, that:

                  (i) if an Eligible Employee elects to defer a portion of the Eligible Employee's Annual Incentive Award for a Plan Year, the amount elected to be deferred with respect to such Annual Incentive Award shall not be less than Ten Thousand Dollars ($10,000); and

             (ii) if an Eligible Employee's Annual Incentive Award for a Plan Year is less than Ten Thousand Dollars ($10,000), no amount of such Annual Incentive Award shall be deferred under the Plan for such Plan Year.

In order to be effective, an Eligible Employee's election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must normally be made prior to the beginning of the Plan Year to which the election relates. However, the Plan Administrator, in its sole and exclusive discretion, may determine that in any Plan Year during which (A) a Key Employee first becomes an Eligible Employee (including the Plan Year in which the Plan is first implemented) or (B) a Key Employee who is already an Eligible Employee with respect to certain incentive compensation covered by the Plan becomes an Eligible Employee with respect to incentive compensation not previously covered by the Plan, such election may be made by such Eligible Employee within thirty (30) days after becoming eligible.

         (c) Establishment of Accounts. The Corporation shall establish and maintain on its books an Account for each Participant. Each Account shall be designated by the name of the Participant for whom established. The amount of any Annual Incentive Award deferred by a Participant shall be credited to the Participant's Account as of the date such Annual Incentive Award would have otherwise been paid to the Participant.

         (d) Account Adjustments. Each Account shall be adjusted on a monthly basis pursuant to either the Mirror Rate Method or the 30-Year Treasury Rate Method. Each Participant with an Account shall be given an opportunity to elect between the Mirror Rate Method and the 30-Year Treasury Rate Method for such purpose. To be effective, such election must be made at such times, on such forms and pursuant to such procedures as established by the Plan Administrator in its sole discretion from time to time. An election once made shall remain in effect unless and until changed by the Participant in accordance with this paragraph 5(d). If a Participant fails to make an election under this paragraph 5(d), the method for making adjustments to the Participant's Account shall be the 30-Year Treasury Rate Method. If a Participant has elected the Mirror Rate Method, and subsequently the Participant ceases to have any account balances under the Savings Plan upon which the Mirror Rate Method is based (e.g., as a result of an in-service withdrawal of the Participant's accounts under the Savings Plan after attaining age 592), then the method for making adjustments to the Participant's Account shall automatically be changed to the 30-Year Treasury Rate Method beginning effective with the calendar month in which the Participant ceases to have such Savings Plan account balances.

         (e)      Payment Options.

                  (i) A Participant who first elects to defer amounts under this paragraph 5 after having attained age fifty-four (54) shall, at the time of the Participant's initial deferral election, irrevocably elect one of the payment options described in subparagraph (iii) below.

             (ii) For a Participant who first elects to defer amounts under this paragraph 5 before having attained age fifty-four (54), such Participant shall, upon attainment of age fifty-four (54), be given the opportunity to irrevocably elect one of the payment options described in subparagraph (iii) below.

            (iii) The payment options from which a Participant may elect are as follows: (A) single cash payment, (B) five (5) annual installments or
         (C) ten (10) annual installments, as such methods are more fully described below.

             (iv) Any election made under this paragraph 5(e) shall be made on such forms, at such time and pursuant to such procedures as determined by the Plan Administrator in its sole discretion from time to time. An election made under subparagraph (i) shall be effective upon the later of the date of such election or the attainment of age fifty-five (55). An election made under subparagraph (ii) shall not become effective until the first anniversary of the date of such election. In addition, the Plan Administrator may establish special procedures for the first Plan Year in which this election becomes available for Participants who are age fifty-four (54) and older, provided that any such election is not effective for at least twelve (12) months from the date made.

                  (v) For a Participant who does not yet have an election in effect under this paragraph 5(e) or for a Participant who fails to elect a payment option under this paragraph 5(e), the method of payment shall be the single cash payment.

         (f)      Single Cash Payment.

                  (i) In the case of a Participant whose termination of employment with the Corporation and its Subsidiaries occurs before the Participant attains age fifty-five (55), then such Participant's Account shall be determined as of the last business day of the calendar month immediately preceding such termination of employment, and such final Account balance shall be paid in a single cash payment to the Participant (or to the Participant's designated beneficiary in the case of the Participant's termination of employment as the result of the Participant's death) as soon as administratively practicable after the date of such termination of employment.

             (ii) In the case of a Participant whose termination of employment with the Corporation and its Subsidiaries occurs on or after the Participant attains age fifty-five (55) and whose Account balance is to be paid in a single cash payment in accordance with paragraph 5(e), then such Participant's Account shall continue to be credited with monthly adjustments under paragraph 5(d) through March 31 of the calendar year immediately following the calendar year of such termination of employment, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Participant under paragraph 5(d) above). The final Account balance as of such March 31 shall be paid in a single cash payment to the Participant (or to the Participant's designated beneficiary in the case of the Participant's termination of employment as the result of the Participant's death) on or about such March 31.

         (g) Annual Installments. In the event a Participant's employment with the Corporation and its Subsidiaries terminates after the effectiveness of the Participant's election as to the method of payment under paragraph 5(e) and the Participant has selected annual installments, the amount of such annual installments shall be calculated and paid pursuant to the provisions of this paragraph 5(g). The first installment shall be paid on or about March 31 of the calendar year immediately following the calendar year of such termination of employment, and each subsequent installment shall be paid on or about each subsequent March 31. The amount of the installments shall be calculated as follows: First, the Participant's Account shall continue to be credited with monthly adjustments under paragraph 5(d) through such March 31, except that the rate for such monthly adjustments for the calendar month of such termination of employment through such March 31 shall be the 30-year Treasury bond ask yield for the last business day of the calendar month immediately preceding such termination of employment (regardless of the method of Account adjustment elected by the Participant under paragraph 5(d) above). The amount of the annual installments shall then be calculated, based on the Account balance as of such March 31, as equal annual installments amortized over the selected period using the same 30-year Treasury bond ask yield. If a Participant dies after the effectiveness of the Participant's election as to the method of payment under paragraph 5(e) and the Participant has selected annual installments, such annual installments (or remaining annual installments in the case of death after commencement of payment) shall be paid to the Participant's designated beneficiary.

         (h) Other Payment Provisions. Subject to the provisions of paragraph 5(i) and paragraph 6 below, a Participant shall not be paid any portion of the Participant's Account prior to the Participant's termination of employment with the Corporation and its Subsidiaries. Any deferral or payment hereunder shall be subject to applicable payroll and withholding taxes. For purposes of the Plan, a Participant shall be deemed to have terminated employment with the Corporation upon eligibility for benefits under the NationsBank Long-Term Disability Plan as in effect from time to time. In the event any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person's fiduciary (or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

         (i) Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with the Corporation may, in the Plan Administrator's sole discretion, receive a refund of all or any part of the amounts previously credited to the Participant's Account in the case of an "unforeseeable emergency." A Participant requesting a payment pursuant to this subparagraph (i) shall have the burden of proof of establishing, to the Plan Administrator's satisfaction, the existence of such "unforeseeable emergency," and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this subparagraph (i), such payment shall be made within a reasonable time after the Plan Administrator's determination of the existence of such "unforeseeable emergency" and the amount of payment so needed. As used herein, the term "unforeseeable emergency" means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an "unforeseeable emergency" shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be "unforeseeable emergencies" include the need to send a Participant's child to college or the desire to purchase a home. Withdrawals of amounts because of an "unforeseeable emergency" shall not exceed an amount reasonably needed to satisfy the emergency need.

         (j) Statements of Account. Each Participant shall receive an annual statement of the Participant's Account balance.

6.       Amendment, Modification and Termination of the Plan:

         The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant's Account under the Plan on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, without the consent of the affected Participant. Notwithstanding the provisions of paragraph 5(e), in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants to be paid in a single sum payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of all Accounts in such manner as the Compensation Committee shall determine in its discretion. In that regard, upon any termination of the Plan the amount of any payment to a Participant (or beneficiary of a deceased Participant) who is receiving annual installments pursuant to paragraph 5(g) shall be the Single Sum Value of the Participant's Account determined as of the selected determination date.

7.       Claims Procedures:

         (a) General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant's filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant's position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

         (b) Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

                  (i)      the specific reason(s) for the denial;

             (ii) specific reference to pertinent provision(s) of the Plan upon which such denial is based;

            (iii) a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

             (iv) an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

         (c) Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Corporate Benefits Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant or such Claimant's duly authorized representative of the Corporate Benefits Committee. In the event of appeal, the Claimant or such Claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing to the Corporate Benefits Committee. The Corporate Benefits Committee shall review the following:

                  (i) the initial proceedings of the Plan Administrator with respect to such Claim;

             (ii) such issues and comments as were submitted in writing by the Claimant or the Claimant's duly authorized representative; and

            (iii) such other material and information as the Corporate Benefits Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Corporate Benefits Committee may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Corporate Benefits Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Corporate Benefits Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Corporate Benefits Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.       Applicable Law:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina.

9.       Miscellaneous:

         A Participant's rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. Designation as an Eligible Employee or Participant in the Plan shall not entitle or be deemed to entitle such person to continued employment with the Corporation. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.



         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 1st day of July, 1996.


                                        NATIONSBANK CORPORATION


                                        By:    /s/C. J. Cooley
                                           C. J. Cooley
                                           Executive Vice President

                                       "Corporation"